EXHIBIT 10.3
Amendment to the Orbitz Supplier Link Agreement
     This Amendment (“Amendment”), dated as of July 7, 2009 between Orbitz, LLC (“Orbitz”) and United Air Lines, Inc. (“United”) is entered into to amend the Orbitz Supplier Link Agreement (“Supplier Link Agreement”), dated as of February 2, 2004, between Orbitz and United.
     WHEREAS, Orbitz and United entered into the Charter Associate Agreement effective December 19, 2003;
     WHEREAS, Orbitz and United entered into a First Addendum to the Charter Associate Agreement effective March 23, 2005; and
     WHEREAS, each of Orbitz and United desires to amend the Supplier Link Agreement as set forth in this Amendment.
     NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, it is mutually agreed as follows:
AMENDMENTS
     1. Definitions. Capitalized terms used herein and not otherwise defined shall have the meanings ascribed to them in the Supplier Link Agreement between the Parties, as amended, or, as applicable, the Charter Associate Agreement.
     2. Amendment Effective Date. This Amendment shall become effective July 8, 2009 (“Amendment Effective Date”).
     3. Booking of Tickets Through Network Services. Commencing on the Amendment Effective Date and continuing until the earlier of June 30, 2013 or the termination or expiration of the United — Worldspan Agreement, United shall not require Orbitz to book Tickets on behalf of United under the Supplier Link Agreement through the Network Services. United acknowledges that continuing until May 28, 2010, Orbitz may book, view and access Tickets through the Network Services solely for the purposes of (i) servicing Tickets booked prior to July 8, 2009 through the Network Services and (ii) accessing seat maps for all Tickets. Furthermore, United shall not be required to maintain the Network Services on or after May 29, 2010 and continuing for as long as United does not require Tickets to be booked through the Network Services under the terms of the Supplier Link Agreement. For the avoidance of doubt, as of the Amendment Effective Date and continuing until the earlier of June 30, 2013 or the termination or expiration of the United — Worldspan Agreement, all new Tickets shall be booked through the Worldspan System, and the Parties acknowledge that the Quarterly Rebate will remain as set forth in Section 3.2 of the Charter Associate Agreement. Orbitz represents and warrants that Orbitz is unaware of any reason that the Quarterly Rebate under Section 3.2 of the Charter Associate Agreement would fall below $3 per ticket between July 8, 2009 and June 30, 2013, provided that all of the following preconditions are met: (a) from July 8, 2009 through June 30, 2013, the United — Worldspan Agreement remains effective under the terms in effect as of July 7, 2009; (b) from July 1, 2012 through June 30, 2013, the Booking Fee set forth in the United —

Worldspan Agreement does not fall below the Booking Fee set forth in the United — Worldspan Agreement as of July 7, 2009 for that period; and (c) the quantity of United segments per ticket booked through Orbitz does not reduce significantly from the quantity realized in the period preceding July 8, 2009. With respect to (c) of the preceding sentence, Orbitz shall not take action that will result in a change in the quantity of segments per United ticket so as to nullify the Quarterly Rebate warranty.
     4. General. This Amendment shall be binding upon and inure to the benefit of and be enforceable by the parties hereto or their successors in interest. In the event of a conflict between the terms and conditions of this Amendment and the terms and conditions of the Agreement, the terms and conditions of this Amendment shall govern. This Amendment may be executed by the parties in separate counterparts and each counterpart shall be deemed to be an original, but all such counterparts together shall constitute one and the same instrument. This Amendment is the entire agreement between the parties concerning its subject matter, and supersedes all prior agreements (whether written or oral). If any provision of this Amendment is deemed to be invalid or unenforceable in whole or in part, such provision, solely to the extent that it is invalid or unenforceable, shall be deemed struck from the Amendment and shall not affect the validity or enforceability of any other provision hereof. This Amendment is governed by the laws of the State of Illinois, without regard to conflict-of-law principles.
     IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by the signatures of their respective authorized representatives,

ORBITZ, LLC	UNITED AIR LINES, INC.

/s/ Stephen C. Praven	/s/ Jeff Foland

Name: Stephen C. Praven	Name: Jeff Foland
Title: VP, Business Development	Title: SVP — Worldwide Sales & Distribution

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